As filed with the Securities and Exchange Commission on April 24, 2012

Registration No. 33-58749

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

T. ROWE PRICE GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-2264646
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 East Pratt Street
Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

T. ROWE PRICE GROUP, INC. 1995 DIRECTOR STOCK OPTION PLAN

(Full title of plan)

(Name, address and telephone number of agent for service)	(Copy to:)
James A.C. Kennedy	R.W. Smith, Jr., Esquire
Chief Executive Officer and President	DLA Piper LLP (US)
T. Rowe Price Group, Inc.	6225 Smith Avenue
100 East Pratt Street	Baltimore, Maryland 21209-3600
Baltimore, Maryland 21202	(410) 580-3000
(410) 345-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTES

The Registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 filed on April 21, 1995 (file no. 33-58749) to remove from that registration statement certain shares of the Registrant’s common stock, par value $.20 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Registrant’s 1995 Director Stock Option Plan (the “1995 Director Plan”).

The 1995 Director Plan was terminated effective as of April 30, 2002. No future awards will be made under the 1995 Director Plan. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister an aggregate of 9,110 shares of the Registrant’s Common Stock previously registered that have not been issued and will not in the future be issued under the 1995 Director Plan or any successor plan.

This Post-Effective Amendment to the Registration Statement shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 464 under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, T. Rowe Price Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 24th day of April, 2012.

T. ROWE PRICE GROUP, INC.

By:	/s/ Kenneth V. Moreland
Kenneth V. Moreland
Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment No. 2 in reliance upon Rule 478 of the Securities Act of 1933, as amended.